SYMBOLLON CORPORATION
                                     [LOGO]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  TO BE HELD ON
                                  MAY 14, 1997

TO THE STOCKHOLDERS OF SYMBOLLON CORPORATION:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Symbollon Corporation, a Delaware corporation (the "Company"), will be held at the Company's executive offices, located at 122 Boston Post Road, Sudbury, Massachusetts 01776, on May 14, 1997 at 10:00 a.m., local time, for the following purposes:

         1.  To consider and vote upon the election of five directors;

         2. To ratify the appointment of Richard A. Eisner & Company, LLP as the independent auditors of the Company;

         3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         The close of business on April 1, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. A complete list of those stockholders will be open to examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours at the executive offices of the Company, 122 Boston Post Road, Sudbury, Massachusetts 01776, for a period of 10 days prior to the meeting. The stock transfer books of the Company will not be closed.

         All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are kindly requested by the Board of Directors to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

                     By the order of the Board of Directors,

                                PAUL C. DESJOURDY
                               Assistant Secretary



Dated: April 9, 1997

                              SYMBOLLON CORPORATION

                              122 BOSTON POST ROAD
                                SUDBURY, MA 01776
                                 (508) 443-0165

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Symbollon Corporation (the "Company") for the Annual Meeting of Stockholders to be held at the Company's executive offices, located at 122 Boston Post Road, Sudbury, Massachusetts 01776, on May 14, 1997 at 10:00 a.m., local time, and for any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any stockholder giving such a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to the Assistant Secretary of the Company, at the above stated address. Attendance at the meeting will not have the effect of revoking the proxy unless such written notice is given.

         If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the directions thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted in favor of the following actions described in this Proxy Statement: for the election of the nominees set forth under the caption "Election of Directors," and for the ratification of the appointment of Richard A. Eisner & Company, LLP as the independent auditors of the Company.

         The approximate date on which the Company intends to mail or otherwise deliver this Proxy Statement and the accompanying form of proxy to the Company's stockholders is April 10, 1997.

         Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you do attend, you may vote by ballot at the meeting, thereby canceling any proxy previously given.

                                     VOTING

         Only holders of shares of the Company's Class B Common Stock, $.001 par value per share (the "Class B Common Stock"), Class A Common Stock, $.001 par value per share (the "Class A Common Stock"), and Series A Preferred Stock, $.001 par value per share (the "Series A Preferred Stock") (the shares of Series A Preferred Stock, Class A Common Stock and Class B Common Stock are sometimes collectively referred to herein as the "Shares"), of record as at the close of business on April 1, 1997, are entitled to vote at the meeting. On the record date there were issued and outstanding 15,738 shares of Class B Common, 2,468,790 shares of Class A Common Stock, and 444,444 shares of Series A Preferred Stock. Each outstanding share of Class B Common Stock is entitled to five votes, and each outstanding share of Class A Common Stock and Series A Preferred Stock is entitled to one vote, upon all matters to be acted upon at the meeting. A majority in interest of the outstanding Shares, represented at the meeting in person or by proxy, shall constitute a quorum. The affirmative vote of a plurality of the votes cast is necessary to elect the nominees as directors. The affirmative vote of a majority of the votes cast is necessary to ratify the appointment of Richard A. Eisner & Company, LLP as the independent auditors of the Company. Abstentions and broker non-votes are included in the determination of the number of Shares present at the meeting for quorum purposes, and abstentions but not broker non-votes are counted in the tabulation of the votes cast on proposals presented to stockholders.

         The stockholders vote at the meeting by casting ballots (in person or by proxy) which are tabulated by a person appointed by the Board of Directors before the meeting to serve as the inspector of election at the meeting and who has executed and verified an oath of office. The cost of this solicitation will be borne by the Company.

                               BOARD OF DIRECTORS

Election of Directors

         At the meeting, five directors will be elected by the stockholders to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify. Each of the nominees is currently a director of the Company. Mr. Irwin Rosenthal, who has served as a director of the Company since 1992, is not seeking re-election. Management recommends that the persons named below be elected as directors of the Company and it is intended that the accompanying proxy will be voted for their election as directors, unless the proxy contains contrary instructions. The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote for the election of such person or persons as shall be designated by management.

         The following sets forth the names and ages of the five nominees for election to the Board of Directors, their respective principal occupations or employments during the past five years and the period during which each has served as a director of the Company.

Jack H. Kessler, Ph.D., 46

         Jack H. Kessler, Ph.D., is the founder of the Company and has served as Executive Vice-President, Chief Scientific Officer, Secretary, and a director since the Company's move to Massachusetts in May 1991, and as Chairman of the Board of Directors since May 1996. Prior to that time, and since the Company was initially formed in Illinois in 1986, Dr. Kessler was the Company's sole stockholder and served as its sole officer and director. From January 1990 until May 1991, he served as principal systems engineer for Kollsman Manufacturing Company, a diagnostic instrument design and manufacturing company.

Dr. Edward A. Mason, 72

         Edward A. Mason, Sc.D., has served as a director of the Company since September 1992. From 1977 until June 1989, he was employed as Vice-President of Research at AMOCO Corporation. Dr. Mason has served as a consultant to various companies since his retirement in July 1989. He is also a director of Unicom Corporation., a publicly traded company.

Stuart M. Paley, 67

         Stuart M. Paley has served as a director of the Company since September 1992, and as Chairman of the Board of Directors of the Company from May 1995 to May 1996. In 1974 he founded Stuart M. Paley, Incorporated, which is a registered investment advisor.

James C. Richards, Ph.D., 49

         James C. Richards, Ph.D., served as President and Chief Executive Officer of the Company from May 1991 to September 1995, as Treasurer from May 1991 to May 1994, and as a director since May 1991. Since October 1995, Dr. Richards has been President, Chief Executive Officer and a director of IntelliGene Corporation, a privately held company specializing in DNA probe technologies. From November 1990 to May 1991, he served as Managing Director and principal stockholder of Carlton Bio Venture Partners, a consulting firm specializing in financing and acquisition of healthcare, medical products and biotechnology companies. From 1986 to November 1990, Dr. Richards served as director of business planning and development for Gene-Trak Systems, a joint venture originally between AMOCO Corporation and Integrated Genetics, Inc., engaged in developing diagnostic test devices using DNA probes for the healthcare and food industries.

Paul C. Desjourdy, 35

         Paul C. Desjourdy has served as Executive Vice President and Chief Financial Officer since July 1, 1996, as Vice-President - Finance and Administration and Chief Financial Officer of the Company from September 20, 1993 to June 30, 1996, as Treasurer since May 1994, and as a director since August 1996. From September 1989 to September 1993, Mr. Desjourdy, a certified public accountant, was an attorney at the law firm of Choate Hall & Stewart.

General Information Concerning the Board of Directors and its Committees

         All directors of the Company are elected by the stockholders, or in the case of a vacancy, by the directors then in office, to hold office until the next annual meeting of stockholders of the Company and until their successors are elected and qualified or until their earlier resignation or removal.

         The Board of Directors of the Company met seven times and acted by unanimous written consent two times in the fiscal year ended December 31, 1996. The Delaware General Corporation Law provides that the Board of Directors, by resolution adopted by a majority of the entire board, may designate one or more committees, each of which shall consist of one or more directors. The Board of Directors annually elects from its members the Executive Committee, Audit Committee, and Compensation Committee. The Company does not have a Nominating Committee. During the last fiscal year each of the directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees on which each director serves.

         Executive Committee. The Executive Committee exercises all the powers and authority of the Board of Directors in the management and affairs of the Company between meetings of the Board of Directors, to the extent permitted by law. The Executive Committee is comprised of two directors, Directors Kessler and Paley. The Executive Committee met once and acted by unanimous written consent once during fiscal 1996.

         Audit Committee. The Audit Committee reviews the engagement of the independent auditors and their independence. The Audit Committee also reviews the audit and non-audit fees of the independent auditors, the adequacy of the Company's internal control procedures and financial reports to be filed with the Securities and Exchange Commission. The Audit Committee is composed of two non-employee directors, Directors Paley and Mason. The Audit Committee met four times during fiscal 1996.

         Compensation Committee. The Compensation Committee reviews and recommends to the Board of Directors remuneration arrangements and compensation plans for the Company's executives. The Compensation Committee also authorizes stock option grants, administers the 1993 Stock Option Plan and proposes other stock option plans. The Committee is composed of two non-employee directors, Directors Mason and Paley. The Compensation Committee met twice during fiscal 1996.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's voting stock as of March 15, 1997 for (i) each of the Company's directors, (ii) each of the Named Executive Officers,
(iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to own beneficially 5% or more of the outstanding shares of any class of its voting stock:

                                            Number of                           Percentage        Percentage
                                            Shares                              of Total          of Total
Name and Address of        Title            Beneficially      Percent of        Voting            Voting
Beneficial Owner (1)       of Class (2)     Owned (2)(3)      Class (3)         Securities (3)    Power (4)
---------------------      ------------     ------------      ---------         --------------    ---------

Dr. Jack H. Kessler(5)(6)  Class A          435,780           17.5%
                           Preferred         44,444           10.0%             16.3%             15.9%

Anthony J. Cantone(7)      Class A          200,000            7.5%
                           Preferred        400,000           90.0%             19.2%             18.8%

Dr. James C. Richards(5)(8)Class A          359,443           14.6%             12.3%             12.0%

Irwin M. Rosenthal (9)(10) Class A          279,892           11.3%              9.6%              9.4%

Magar, Inc. (9)            Class A          277,372           11.2%              9.5%              9.3%

Dr. Herbert Moskowitz (9)  Class A          277,372           11.2%              9.5%              9.3%

Martin D. Fife (9)         Class A          277,372           11.2%              9.5%              9.3%

Paul C. Desjourdy (11)     Class A           96,533            3.8%              3.2%              3.2%

Stuart M. Paley (12)       Class A           55,373            2.2%              1.9%              1.8%

Edward A. Mason (5)(13)    Class A           33,750            1.4%              1.1%              1.1%

All Executive Officers
and Directors              Class A          1,260,771 (14)    48.6%
as a Group (5 persons)     Preferred           44,444         10.0%             42.7%             41.8%
----------------------------

(1) All shares are beneficially owned and sole voting and investment power is held by the persons named, except as otherwise noted.
(2) "Class A" refers to the Class A Common Stock and "Preferred" refers to the Series A Preferred Stock. Each share of Series A Preferred Stock shown in the table is currently convertible into one share of Class A Common Stock. Does not include information regarding the 15,738 shares of Class B Common Stock (currently convertible into 15,738 shares of Class A Common Stock) outstanding which are held by three non-affiliate owners. Includes 627,199 shares of Class A Common Stock which are subject to transfer to the Company for no consideration upon the failure to occur by certain dates of certain conditions. So long as such shares are subject to such conditions, the holder may vote but not dispose of such shares. Such shares are treated as outstanding in the table.
(3) Based upon 2,468,790 of Class A Common Stock, 15,790 of Class B Common Stock and 444,444 of Series A Preferred Stock outstanding but also reflecting as outstanding, with respect to the relevant beneficial owner, the shares which that beneficial owner could acquire upon exercise of options exercisable within 60 days.
(4) The Class B Common Stock is entitled to five votes per share, whereas the Class A Common Stock and Series A Preferred Stock are entitled to one vote per share.
(5) The address of Directors Kessler, Richards, Desjourdy and Mason is c/o Symbollon Corporation, 122 Boston Post Road, Sudbury, MA 01776.
(6) Includes 1,100 shares owned by his minor child and currently exercisable options to purchase 22,222 shares of Class A Common Stock.
(7)      The address of Mr.  Cantone is c/o  Cantone  Research,  Inc.,  675 Line
         Road, Aberdeen, New Jersey 07747. Class A Common Stock includes currently exercisable options to purchase 200,000 shares of Class A Common Stock.




(8) Includes currently exercisable options to purchase 1,250 shares of Class A Common Stock.
(9) Dr. Moskowitz and Messrs. Rosenthal and Fife are each officers, directors and principal stockholders of Magar. These individuals may be considered to beneficially own, and to have shared investment and voting power with respect to, all shares of Class A Common Stock owned by Magar. Information relating to shares owned by each of these individuals assumes that each beneficially owns all shares of Class A Common Stock owned of record by Magar. The address of each of these individuals is c/o Magar, 30 Rockefeller Plaza, New York, NY 10112.
(10) Includes currently exercisable options to purchase 2,500 shares of Class A Common Stock.
(11) Includes currently exercisable options to purchase 55,333 shares of Class A Common Stock.
(12) The address of Mr. Stuart M. Paley is c/o Stuart M. Paley, Incorporated, 101 Central Park West, New York, NY 10023. Includes currently exercisable options to purchase 12,500 shares of Class A Common Stock.
(13) Represents currently exercisable options to purchase shares of Class A Common Stock.
(14) Includes currently exercisable options to purchase 127,555 shares of Class A Common Stock.

                             EXECUTIVE COMPENSATION

         The following tables set forth certain information relating to compensation paid by the Company for each of the Company's last three completed fiscal years to its executive officers whose annual compensation exceeded
$100,000 for the last completed fiscal year (the "Named Executive Officers"). Only those columns which call for information applicable to the Company or the Named Executive Officers for the periods indicated have been included in such tables.

                          Summary of Compensation Table

                                                          Annual                     Long Term
                                                       Compensation                 Compensation
                                                          Salary                Securities Underlying       All Other
Name and Principal Position                 Year            ($)                    Options/SARs (#)      Compensation($)(1)
---------------------------                 ----     ---------------            ---------------------    ------------------
Jack H. Kessler                             1996        $150,000                      96,000             $   624
 Executive Vice President, Chief            1995        $124,800                                          $1,887
 Scientific Officer and Secretary           1994        $121,000                                          $1,880

Paul C. Desjourdy                           1996        $130,000                     136,333             $   264
 Executive Vice President, Chief            1995        $112,400                                          $1,564
 Financial Officer and Treasurer            1994        $105,000                                          $1,531
--------------------------------

(1) For 1996 includes premiums paid on term life insurance on behalf of the Named Executive Officers in the following amounts: Dr. Kessler: $624 and Mr. Desjourdy: $264. For 1995 includes premiums paid on term life insurance on behalf of the Named Executive Officers in the following amounts: Dr. Kessler: $444 and Mr. Desjourdy: $264; and the Company contributions to the 401(k) accounts of the Named Executive Officers in the following amounts: Dr. Kessler: $1,443 and Mr. Desjourdy:
         $1,300. For 1994 includes premiums paid on term life insurance on behalf of the Named Executive Officers in the following amounts: Dr.
         Kessler: $366 and Mr. Desjourdy: $218; and the Company contributions to the 401(k accounts of the Named Executive Officers in the following amounts: Dr. Kessler: $1,514 and Mr. Desjourdy: $1,313.

Option/SAR Grants in Last Fiscal Year

         The following table sets forth information with respect to options granted during the last fiscal year to the Named Executive Officers of the Company.

                                Individual Grants

                           Number of                 % of Total
                           Securities                Options/SAR
                           Underlying                Granted to                 Exercise
                           Options/SAR's             Employees in               or Base
         Name              Granted(#)                Fiscal Year                Price ($/Sh)     Expiration Date
         ----              -------------             ------------               ------------     ---------------

Jack H. Kessler              36,000 (1)               11.4%                       $1.125           November 19, 2006
                             30,000 (1)                9.5%                       $2.25            November 19, 2006
                             30,000 (1)                9.5%                       $3.375           November 19, 2006

Paul C. Desjourdy           100,333 (2)               31.8%                       $2.3125          July 1, 2006
                             36,000 (3)               11.4%                       $1.125           November 19, 2006
---------------------------

(1)      These options vest on November 19, 1997, 1998 and 1999, respectively.
(2) These options vest 45,333 on July 1, 1996; 10,000 on each of September 20, 1996, 1997 and 1998; 8,333 on each of July 1, 1997 and 1998; and
         8,334 on July 1, 1999, respectively.
(3) These options vest 16,000 on November 19, 1997; 10,000 on November 19, 1998; and 10,000 on November 19, 1999, respectively.

         See "Report on Repricing of Options" relating to repricing of options granted to Mr. Desjourdy.

Aggregated Fiscal Year-End Option Values

         The following table set forth certain information with respect to the number of unexercised stock options held by each Named Executive Officer on December 31, 1996, and the value of the unexercised in-the-money options at that date.

                    Aggregated Fiscal Year-End Option Values

                                                                                       Value of Unexercised
                                                  Number of Securities                     In-The-Money
                                                 Underlying Unexercised                 Options at Fiscal
                                                Options at Fiscal Year-End               Year-End ($) (1)
                                            -----------------------------------  --------------------------------
         Name                               (#)Exercisable    (#)Unexercisable   Exercisable        Unexercisable
         ----                               --------------    ----------------   -----------        -------------
Jack H. Kessler (2)                                   0             96,000           $ 0                $9,000
Paul C. Desjourdy                                55,333             81,000           $ 0                $9,000
------------------

(1) The value of unexercised in-the-money options at December 31, 1996, was determined by multiplying the difference between the fair market value (the closing sales price) of the Company's Class A Common Stock at the close of business on December 31, 1996 ($1.375 per share) and the option exercise price, by the number of options outstanding at that date. The values have not been realized and may not be realized. The options have not been exercised and may never be exercised. In the event the options are exercised, their value will depend upon the fair market value of the underlying Class A Common Stock on the date of exercise.
(2) Excludes 22,222 options acquired by Dr. Kessler as part of August 1996 private placement.

Director Compensation

         Each of the Company's non-employee directors will be paid $1,000 for each board or committee meeting. In addition, each non-employee director is entitled to receive on January 1st of each year an option (the "Annual Options") to purchase 2,500 shares of Class A Common Stock at the then fair market value. The Annual Options may only be exercised with respect to vested shares. One-half of the shares subject to such options vest on the first anniversary of the date of grant and the balance vest on the second anniversary of the date of grant. All directors will be reimbursed for ordinary and necessary travel expenses incurred in attendance at each board or committee meeting.

         During May 1994 the Board of Directors of the Company approved a consulting agreement between the Company and Dr. Mason. Under the agreement with Dr. Mason, which will expire on January 31, 1999 (unless terminated prior thereto), Dr. Mason is to provide reasonable services of an advisory and consulting nature with respect to technical or managerial aspects of the business of the Company. Pursuant to that agreement, in May 1996 the Company issued options having a five year term to purchase 20,000 shares of the Company's Class A Common Stock at an exercise price of $4.16 per share. The options vested on the first anniversary of issuance and terminate in May 2001.

Employment Agreements

         On December 23, 1995, the Company entered into a new employment agreement with Dr. Jack H. Kessler, its Executive Vice-President and Chief Scientific Officer and a director and principal stockholder. On July 1, 1996, the Company entered into a new employment agreement with Mr. Paul C. Desjourdy, its Executive Vice-President and Chief Financial Officer and a director. Both agreements expire in December 2000. In 1997, Dr. Kessler and Mr. Desjourdy will receive salaries of $150,000 and $130,000, respectively, per annum. The employment agreements provide for inflationary salary adjustments, and such compensation may be incrementally increased and bonuses may be given upon the approval of the Company's Board of Directors. Both Executive Officers have agreed to devote their full time and best efforts to fulfill their duties and responsibilities to the Company. They will be entitled to participate in employee benefit plans.

         The Company has the right to terminate the agreements for Cause (as defined therein) or as a result of the Executive Officers' death or Permanent Disability (as defined therein). The Executive Officers have the right to terminate their agreements on account of their Constructive Discharge (as defined therein). Except in the case of termination for Cause, upon early termination of their agreements, the Executive Officers shall be entitled to receive their salaries plus fringe benefits for a period of 18 months from the date of termination and any bonuses prorated through the date of termination.

         Both Executive Officers have agreed not to disclose to anyone confidential information of the Company during the term of their employment or thereafter and will not compete with the Company utilizing the Company's proprietary information, know-how or trade secrets during the term of their employment or thereafter. All work, research and results thereof, including, without limitation, inventions, processes or formulae made, conceived or developed by the Executive Officers during the term of employment which are related to the business, research, and development work or field of operation of the Company shall be the property of the Company.

         Dr. Kessler is a principal stockholder, officer and director of a company which has rights to use technology that he developed pertaining to contact lens disinfection. This technology, which is similar to the Company's technology, is not expected to be assigned to the Company. As a result, use of the Company's technology in the area of contact lens disinfection may require the prior consent of such other company or the then owner of such rights.

Report on Repricing of Options

         In July 1996, the Board of Directors of the Company determined that the purposes of the 1993 Stock Option Plan were not being adequately achieved with respect to those employees holding options that were exercisable above current market value and that it was essential to the best interests of the Company and the Company's shareholders that the Company retain and motivate such employees. The Board concluded that such retention was particularly important given the Company's financial situation and that a cost-effective approach to retention and motivation was required. The Board further determined that it would be in the best interests of the Company and the Company's shareholders to provide such optionees the opportunity to exchange their above market value options for options exercisable at the current market value. On July 1, 1996, upon approval of the Board of Directors of the Company, the Company offered all the employees holding outstanding options under the 1993 Stock Option Plan the opportunity to exchange such options for new stock options at an exercise price of $2.3125 per share. The bid price for the Class A Common Stock on Nasdaq on that date was $2.125. Any holder accepting this offer was required to give up existing options.

         On July 1, 1996, Mr. Desjourdy agreed to the termination of 75,333 of his existing options to purchase Class A Common Stock at prices ranging from $5.0625 to $6.00 per share in exchange for 75,333 of new options with an exercise price of $2.3125 per share. Mr. Desjourdy's new options retained the vesting schedule of the existing options: 45,333 on or before July 1, 1996; 10,000 on each of September 20, 1996, 1997 and 1998; 8,333 on each of July 1, 1997 and 1998; and 8,334 on July 1, 1999, respectively. At the time of the repricing, Mr. Desjourdy's existing options had approximately an additional 2 to 9 years remaining before their termination. His new options expire on July 1, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act") requires the Company's directors, officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file initial reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. Directors, officers and greater than ten percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely upon a review of the copies of the forms furnished to the Company and written representations from the Company's directors and officers, the Company believes that during 1996 all filing requirements applicable to its directors, officers and greater than ten percent beneficial owners were satisfied.

                              CERTAIN TRANSACTIONS

         From November 1987 through July 1990, Dr. Kessler loaned the Company an aggregate of $51,495 at varying rates of interest, of which approximately $4,000 had been repaid. In May 1991, these loans were consolidated and the Company issued Dr. Kessler a new promissory note in the amount of $47,549, payable on demand at an annual interest rate of 7%. In August 1996, the Company repaid the outstanding balance of the note, plus accrued interest in part by issuing 44,444 shares of the Company's Series A Preferred Stock to Dr. Kessler as part of a private placement of such Series A Preferred Stock at a price of $1.125 per share and 22,222 immediately exercisable options for shares of Class A Common Stock at varying exercise prices over time.

         During August 1996 the Company issued 400,000 shares of Series A Preferred Stock, $.001 par value, to Mr. Anthony Cantone at a purchase price of $1.125 per share as part of a private placement. The Preferred Stock is convertible at any time into an equal number of shares of Class A Common Stock. Mr. Cantone was granted certain registration rights with respect to the shares.

         For information concerning employment agreements and option agreements with the Company's officers, see "Executive Compensation".

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         Management of the Company recommends a vote for the ratification of Richard A. Eisner & Company, LLP as the independent auditors for the Company for 1997.

         Richard  A.  Eisner  &  Company,   LLP  has  served  as  the  Company's
independent accountants. The Company has requested that a representative of Richard A. Eisner & Company, LLP attend the meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of stockholders.

                                  OTHER MATTERS

         The Board of Directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

               STOCKHOLDERS PROPOSALS FOR THE 1998 ANNUAL MEETING

         Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. To be considered for inclusion in the proxy statement and form of proxy relating to the 1998 annual meeting, such proposals must be received by the Company no later than December 9, 1997. Proposals should be directed to the attention of the Assistant Secretary of the Company.

                          ANNUAL REPORT ON FORM 10-KSB

         The Company is furnishing without charge to each person whose proxy is being solicited, a copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, including the financial statements and schedules thereto, but excluding exhibits. Requests for additional copies of such report should be directed to the Company, Attention: Investor Relations.

                       By order of the Board of Directors,


                                PAUL C. DESJOURDY
                               Assistant Secretary


Dated: April 9, 1997